As filed with the Securities and Exchange Commission on April 6, 2021
Registration No. 333-252087

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AzurRx BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	46-4993860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
Telephone: (646) 699-7855
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

James Saperstein
Chief Executive Officer
AzurRx BioPharma, Inc.
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
Telephone: (646) 699-7855
 (Address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

James O’Grady, Esq.
Michael J. Lerner, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

On January 13, 2021, AzurRx BioPharma, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-252087) (the “Registration Statement”) covering the resale of up to up to 16,000,002 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), the selling stockholder identified in the Registration Statement may acquire upon (i) the conversion of outstanding Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), (ii) upon the exercise of outstanding warrants (“Investor Warrants”) and (iii) upon the exercise of any pre-funded warrants (“Pre-funded Warrants”) issued or issuable upon the conversion of the Series C Preferred Stock. The Registration Statement was originally declared effective by the SEC on January 21, 2021.

This Post-Effective Amendment No. 1 is being filed in order to include information from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that was filed with the SEC on March 31, 2021 and to make certain corresponding changes in the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2021

PRELIMINARY PROSPECTUS

16,000,002 Shares of Common Stock
 Issuable upon Conversion of Outstanding Series C Preferred Stock and
 Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 16,000,002 shares of our common stock, par value $0.0001 per share (“Common Stock”), it may acquire upon (i) the conversion of outstanding Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), (ii) upon the exercise of outstanding warrants (“Investor Warrants”) and (iii) upon the exercise of any pre-funded warrants (“Pre-funded Warrants”) issued or issuable upon the conversion of the Series C Preferred Stock. Up to 5,333,334 shares of our Common Stock are issuable upon conversion of the Series C Preferred Stock (or any Pre-funded Warrants, as applicable), and up to 10,666,668 shares of our Common Stock are issuable upon exercise of the Investor Warrants.

We issued the Series C Preferred Stock and the Investor Warrants to the selling stockholder in a private placement (the “Private Placement”) concurrent with a registered direct offering (the “Registered Direct Offering,” and together with the Private Placement, the “Offerings”) of additional shares of Series C Preferred Stock convertible into an additional 5,333,334 shares of Common Stock (or Pre-funded Warrants, as applicable), which was completed on January 6, 2021.

Pursuant to the terms of the Series C Preferred Stock and the Investor Warrants, the foregoing shares of Series C Preferred Stock issued to the Selling Stockholder were not convertible in excess of certain specified thresholds, and the related Investor Warrants were not exercisable at all, until the Company obtained certain stockholder approvals (the “Stockholder Approvals”). As a result of obtaining the Stockholder Approvals at a special meeting of stockholders held on February 24, 2021, all of the foregoing shares of Series C Preferred Stock, and all of the related Investor Warrants, have now become convertible or exercisable, as the case may be, into shares of Common Stock without limitation.

The Selling Stockholder previously requested the conversion of shares of Series C Preferred Stock into the maximum issuable amount of 6,186,966 shares of Common Stock. On February 24, 2021, following the Stockholder Approvals, we elected to convert the remaining balance of such shares of Series C Preferred Stock, including accrued and unpaid dividends thereon, in full into 4,539,863 additional shares of Common Stock for the account of the Selling Stockholder. Accordingly, the shares of Series C Preferred Stock issued to the Selling Stockholder are no longer outstanding.

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the selling stockholder. However, we will receive the proceeds of any cash exercise of the Investor Warrants. See “Use of Proceeds” beginning on page [ ] and “Plan of Distribution” beginning on page [ ] of this prospectus for more information.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AZRX.” On April 1, 2021, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $1.02 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2021

-i-

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “AzurRx”, “Company”, “we”, “us”, “our” or similar references mean AzurRx BioPharma, Inc. and its subsidiaries on a consolidated basis. References to “AzurRx BioPharma” refer to AzurRx BioPharma, Inc. on an unconsolidated basis. References to “AzurRx SAS” refer to AzurRx SAS, AzurRx BioPharma’s wholly-owned subsidiary through which we conduct our European operations.

Overview

We are engaged in the research and development of targeted, non-systemic therapies for the treatment of patients with gastrointestinal (“GI”) diseases. Non-systemic therapies are non-absorbable drugs that act locally, i.e. in the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation.

We are currently focused on developing our pipeline of gut-restricted GI clinical drug candidates. Our lead drug candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (“EPI”) in patients with cystic fibrosis (“CF”) and chronic pancreatitis (“CP”), currently in two Phase 2 CF clinical trials. In 2021, we plan to launch two clinical programs using proprietary formulations of niclosamide, a pro-inflammatory pathway inhibitor; FW-1022, for Severe Acute Respiratory Syndrome Coronavirus 2 (“SARS-CoV-2,” or “COVID-19”) gastrointestinal infections, and FW-420, for Grade 1 Immune Checkpoint Inhibitor-Associated Colitis (“ICI-AC”) and diarrhea in oncology patients. Each drug candidate is described below.

MS1819

MS1819, a recombinant lipase enzyme for the treatment of EPI associated with CF and CP, is supplied as an oral non-systemic biologic capsule. MS1819 is derived from the Yarrowia lipolytica yeast lipase and breaks up fat molecules in the digestive tract of EPI patients so that they can be absorbed as nutrients. Unlike the standard of care, the MS1819 lipase does not contain any animal products.

EPI is a condition characterized by deficiency of exocrine pancreatic enzymes, primarily lipase, resulting in a patient’s inability to digest food properly, or maldigestion. The deficiency of these enzymes can be responsible for greasy diarrhea, fecal urge, abdominal pain and weight loss. We believe that there are two principal therapeutic indications for EPI compensation by MS1819: (i) children and adults affected by CF, and (ii) adult patients with CP. There are more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation and there are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation. Patients are currently treated with porcine pancreatic enzyme replacement (“PERT”) pills.

We have determined to initially pursue the indication for adults in CF.

Corporate History

We were incorporated on January 30, 2014 in the State of Delaware. In May 2014, we entered into a stock purchase agreement with Protea Biosciences Group, Inc. (“Protea Group”) and its wholly-owned subsidiary, Protea Biosciences, Inc. (“Protea Sub” and, together with Protea Group, “Protea”), to acquire 100% of the outstanding capital stock of AzurRx SAS (formerly ProteaBio Europe SAS), a wholly-owned subsidiary of Protea Sub. In June 2014, we completed the acquisition in exchange for the payment of $600,000 and the issuance of shares of our Series A Convertible Preferred Stock (“Series A Preferred”) convertible into 33% of our outstanding Common Stock and agreed to make certain milestone and royalty payments to Protea in connection with MS1819. In October 2016, we completed an initial public offering (“IPO”), which allowed us to list our shares of Common Stock on the Nasdaq Capital Market.

THE OFFERING

Securities to be Offered by the Selling Stockholder	Up to 16,000,002 shares of Common Stock issuable upon conversion of the Series C Preferred Stock (or Pre-funded Warrants, as applicable) and exercise of the Investor Warrants.

Use of Proceeds
The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. A portion of the shares covered by this prospectus may be issued upon exercise of the Investor Warrants. Upon any cash exercise of the Investor Warrants, the Selling Stockholder will pay us the applicable exercise price. We anticipate that proceeds that we receive from the cash exercise of such warrants, if any, will be used for working capital and general corporate purposes, including, without limitation, development of our product candidates, and general and administrative expenses. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See the section entitled “Use of Proceeds” in this prospectus.

Risk Factors
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021, and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AZRX.”

RISK FACTORS

 An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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availability of capital to satisfy our working capital requirements;

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our current and future capital requirements and our ability to raise additional funds to satisfy our capital needs;

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accuracy of our estimates regarding expense, future revenue and capital requirements;

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ability to continue operating as a going concern;

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our plans to develop and commercialize our lead drug candidate, MS1819;

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our ability to initiate and complete our clinical trials and to advance our principal product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

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regulatory developments in the U.S. and foreign countries;

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the performance of our third-party contract manufacturer(s), contract research organization(s) and other third-party non-clinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators;

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the impact of the coronavirus (COVID-19) epidemic on our operations, and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation; and

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other risks and uncertainties, including those listed in the “ Risk Factors” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. A portion of the shares covered by this prospectus may be issued upon exercise of the warrants. Upon any cash exercise of the warrants, the selling stockholders will pay us the applicable exercise price. We anticipate that proceeds that we receive from the cash exercise of such warrants, if any, will be used for working capital and general corporate purposes, including, without limitation, development of our product candidates, and general and administrative expenses. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning capital stock of AzurRx BioPharma, Inc. (“us,” “our,” “we” or the “Company”) and certain provisions of our certificate of incorporation, as amended and restated, and amended and restated bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to our Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws and the applicable portions of the DGCL carefully.

General

 Our authorized capital stock consists of:

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250,000,000 shares of common stock, par value $0.0001 per share; and
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10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Our Charter and Bylaws do not provide for cumulative voting rights.

Holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

We currently have up to 10,000,000 shares of preferred stock, par value $0.0001 per share, authorized and available for issuance in one or more series. Our board of directors is authorized to divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of directors may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance. Currently, 5,194.805195 shares have been initially designated as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and 75,000 have been initially designated as Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), of which none are issued and outstanding. This leaves 9,994,805.1948 shares of preferred stock authorized but unissued.

The shares of Common Stock being offered by the Selling Stockholder are those issuable to the selling stockholder upon conversion of the Series C Preferred Stock, exercise of the Investor Warrants, and to the extent any are issued to the selling stockholder upon conversion of the Series C Preferred Stock, the Pre-funded Warrants. On January 6, 2021, the Offerings closed and the investor converted all of its Series C Preferred Stock issued in the Registered Direct Offering, effective immediately upon the closing. Upon such conversion, the investor received an aggregate of 3,400,000 shares of Common Stock and Pre-funded Warrants to purchase up to 1,933,334 shares of Common Stock.

Series C Preferred Stock

Under the Series C Certificate of Designations, each share of Series C Preferred Stock will be convertible, at either the holder’s option or at our option at any time, into common stock at a conversion rate equal to the quotient of (i) the Series C Stated Value of $750 plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the initial conversion price of $0.75, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designations.

The Series C Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion that would result in the number of shares beneficially owned by any such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion. As a result, the Series C Certificate of Designations provides for the issuance of pre-funded warrants to purchase shares of our common stock, with an exercise price of $0.001 per share and with no expiration date, if necessary to comply with this limitation.

Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by our board of directors, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore.

Under the Series C Certificate of Designations, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.

The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Pursuant to the terms of the Series C Preferred Stock, the Series C Preferred Stock were not convertible in excess of certain specified thresholds until we obtained certain stockholder approvals. As a result of obtaining the Stockholder Approvals at the Special Meeting, all of the Series C Preferred Stock are convertible into shares of Common Stock without limitation.

Series B Preferred Stock

Under the Series B Certificate of Designations, each share of Series B Preferred Stock will be convertible, at the holder’s option at any time, into our common stock at a conversion rate equal to the quotient of (i) the $7,700 stated value (the “Series B Stated Value”) divided by (ii) the initial conversion price of $0.77, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series B Certificate of Designations. In addition, if at any time after January 16, 2021, the six month anniversary of the date of the closing of our private placement transaction on July 16, 2020, the closing sale price per share of our common stock exceeds 250% of the initial conversion price, or $1.925, for 20 consecutive trading days, then all of the outstanding shares of Series B Preferred Stock will automatically convert (the “Automatic Conversion”) into such number of shares of our common stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted, plus the amount of any accrued and unpaid dividends thereon, by the Series B Stated Value per share and dividing the result by the then applicable conversion price.

The Series B Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of our common stock upon conversion (including pursuant to the Automatic Conversion) that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion, which percentage may be increased or decreased at the holder’s election not to exceed 19.99%.

Each holder of shares of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of our stock, is entitled to receive dividends, commencing from the date of issuance. Such dividends may be paid by us only when, as and if declared by our board of directors, out of assets legally available therefore, semiannually in arrears on the last day of June and December in each year, commencing December 31, 2020, at the dividend rate of 9.0% per year, which is cumulative and continues to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore. We may pay such dividends at our sole option either in cash or in kind in additional shares of Series B Preferred Stock (rounded down to the nearest whole share), provided we must pay in cash the fair value of any such fractional shares in excess of $100.00. Under the Series B Certificate of Designations, to the extent that applicable law or any of our existing contractual restrictions prohibit any required issuance of additional shares of Series B Preferred Stock as in-kind dividends or otherwise (“Additional Shares”), then appropriate adjustment to the conversion price of the Series B Preferred Stock shall be made so that the resulting number of conversion shares includes the aggregate number of shares of our common stock into which such Additional Shares would otherwise be convertible.

Under the Series B Certificate of Designations, each share of Series B Preferred Stock carries a liquidation preference equal to the Series B Stated Value (as adjusted thereunder) plus accrued and unpaid dividends thereon (the “Series B Liquidation Preference”).

In the event we effect any issuance of common stock or common stock equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), each holder of the Series B Preferred Stock has the right, subject to certain exceptions set forth in the Series B Certificate of Designations, at its option, to exchange (in lieu of cash subscription payments) all or some of the Series B Preferred Stock then held (with a value per share of Series B Preferred Stock equal to the Series B Liquidation Preference) for any securities or units issued in a Subsequent Financing on dollar-for-dollar basis. As a result, we may currently be required to issue additional shares of Series C Preferred Stock to any holders of Series B Preferred Stock who elect to exercise this right. Any shares of Series C Preferred Stock to be issued pursuant to this right would, upon issuance, be immediately converted into underlying shares of our common stock.

The holders of the Series B Preferred Stock, voting as a separate class, will have customary consent rights with respect to certain corporate actions by us. We may not take the following actions without the prior consent of the holders of at least a majority of the Series B Preferred Stock then outstanding: (a) authorize, create, designate, establish, issue or sell an increased number of shares of Series B Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation; (b) reclassify any shares of common stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock; (c) amend, alter or repeal our Charter or Bylaws and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (d) issue any indebtedness or debt security, other than trade accounts payable, insurance premium financings and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any such indebtedness existing as of the date of first issuance of shares of Series B Preferred Stock; (e) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any of our capital stock; (f) declare bankruptcy, dissolve, liquidate, or wind up our affairs; (g) effect, or enter into any agreement to effect, a Change of Control (as defined in the Series B Certificate of Designations); or (h) materially modify or change the nature of our business.

Warrants

Investor Warrants

The following is a summary of the material terms and provisions of the Investor Warrants that were offered in the concurrent Private Placement. This summary is subject to and qualified in its entirety by the form of Investor Warrant.

The Investor Warrants have an exercise price of $0.80 per share. The Investor Warrants have a term of five and one-half years. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Investor Warrants will be issued in certificated form only.

The Investor Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Investor Warrants to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Investor Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants.

 If at the time of exercise of the Investor Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of Common Stock issuable upon exercise of the Investor Warrant, then the Investor Warrants will also be exercisable on a “cashless exercise” basis under which the holder will receive upon such exercise a net number of common shares determined according to a formula set forth in the Investor Warrants.

In the event of any fundamental transaction, as described in the  Investor Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of an Investor Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Investor Warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holder has the right to require us or a successor entity to redeem the Investor Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the Investor Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our Board, the holders of the Investor Warrants have the right to require us or a successor entity to redeem the Investor Warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Investor Warrant on the date of the consummation of the fundamental transaction.

In accordance with its terms and subject to applicable laws, an Investor Warrant may be transferred at the option of the holder upon surrender of the Investor Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

No fractional shares of Common Stock will be issued upon the exercise of the Investor Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

There is no established trading market for the Investor Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Investor Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Investor Warrants will be limited.

Except as otherwise provided in the Investor Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Investor Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Investor Warrant holders exercise their warrants.

An Investor Warrant may be modified or amended or the provisions thereof waived with the written consent of our company and the holder of the Investor Warrant.

Pre-funded Warrants

The following is a summary of the material terms and provisions of the Pre-funded Warrants. This summary is subject to and qualified in its entirety by the form of Pre-funded Warrant.

The Series C Certificate of Designations provides for the issuance of Pre-funded Warrants if necessary to comply with the Beneficial Ownership Limitation. The Pre-funded Warrants are exercisable at a price of $0.001 per share and are not subject to expiration. We are prohibited from effecting an exercise of any Pre-funded Warrants to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%.

Registration Rights

Within 30 calendar days of the closing of the Offerings, pursuant to the Registration Rights Agreement we entered into with the Selling Stockholder named herein, we are required to file a registration statement to register the shares of Common Stock issuable upon: (i) the conversion of the Series C Preferred Stock sold in the Private Placement, (ii) the exercise of the Investor Warrants and (iii) the exercise of any Pre-funded Warrants issued upon the conversion of the Series C Preferred Stock sold in the Private Placement; and to cause such and to cause such registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 120 days following the closing date of the Offering, and shall use our best efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. We are filing the registration statement of which this prospectus forms a part to register the resale of the Registerable Securities by the selling stockholder named herein in compliance with our obligations under the Registration Rights Agreement.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AZRX”.

Transfer Agent

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer, 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111, Tel: (801) 355-5740.

Anti-Takeover Effects of Certain Provisions of Delaware Law and of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

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at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

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the owner of 15% or more of the outstanding voting stock of the corporation;

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an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

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the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Charter and Bylaws.

Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock.

SELLING STOCKHOLDER

The Common Stock being offered by the selling stockholder are those previously issued to the selling stockholder, and those issuable to the selling stockholder, upon conversion of the Series C preferred stock or exercise of the warrants. For additional information regarding the issuances of those shares of Common Stock and warrants, see “Prospectus Summary— Registered Direct Offering and Private Placement” above. We are registering the shares of Common Stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the warrants, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholder. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholder, based on its ownership of the shares of Common Stock, shares of Series C preferred Stock, Pre-funded Warrants and Investor Warrants, as of March 31, 2021, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of the Registration Rights Agreement with the selling stockholder, this prospectus generally covers the resale of the sum of the maximum number of shares of Common Stock issued or issuable to the selling stockholder upon conversion of the Series C Preferred Stock or exercise of the Pre-funded warrants, the Investor Warrants, in each case as described in the “Prospectus Summary— Registered Direct Offering and Private Placement” above, determined as if such securities were converted or exercised in full, each as of the trading day immediately preceding the applicable date of determination, and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the conversion or exercise thereof. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

The terms of the Series C Preferred Stock prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the conversion. Further, holders of the Investor Warrants may not exercise any portion of such holder’s Investor Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after giving effect to the exercise. The numbers of shares reported below do not reflect these limitations. The selling stockholder may sell all, some or none of its shares in this offering. See "Plan of Distribution."

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number	Offered(1)	Number
Armistice Capital Master Fund Ltd. (1)	14,655,805	10,666,668	3,989,137

(1)
Consists of (i) 10,666,668 shares of Common Stock issuable upon exercise of Investor Warrants (the exercise of the Investor Warrants is subject to certain beneficial ownership limitations set forth in the Investor Warrants), the resale of which is registered hereby, (ii) 59,863 shares of restricted Common Stock previously issued in respect of accrued dividends on the Series C Preferred Stock, which accrued prior to the Stockholder Approvals, and (iii) 3,929,274 shares of Common Stock issuable upon the exercise of warrants unrelated to the Offerings (the exercise of these warrants is subject to certain beneficial ownership limitations set forth in the warrants). The Selling Stockholder has previously resold pursuant to this registration statement an aggregate of 5,333,334 shares of Common Stock, which were previously issued upon conversion of shares of Series C Preferred stock (including any Pre-funded Warrants) originally purchased in the Private Placement. Armistice Capital, LLC, the investment manager of Armistice and Steven Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares held by Armistice. Each of Armistice Capital, LLC and Steven Boyd disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

 The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales;

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in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Mazars USA LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2020 and 2019 audited annual consolidated financial statements of AzurRx BioPharma, Inc., as of and for the years ended December 31, 2020 and 2019, have been audited by Mazars USA LLP, independent registered public accounting firm. The audit report dated March 31, 2021 for the 2020 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.

 INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

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our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021;

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our Current Report on Form 8-K, filed January 4, 2021; January 5, 2021; January 8, 2021, as amended on January 13, 2021; February 16, 2021; February 25, 2021; and March 10, 2021;

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our definitive proxy statements on Schedule 14A, filed on August 11, 2020 and January 19, 2021 (as supplemented by the Definitive Additional Materials filed on January 20, 2021); and

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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15d of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended. This prospectus is part of the registration statement, but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Additionally, you may access our filings with the SEC through our website at http://azurrx.com/. The information on our website is not part of this prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than placement agent fees, paid or payable by the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$1,427.02
Legal fees and expenses	274,000
Accounting fees and expenses	15,000
Printing and engraving expenses	2,000
Transfer agent and registrar fees and expenses	2,000
Miscellaneous fees and expenses	5,572.98
Total	$300,000

Item 14. Indemnification of Directors and Officers

Amended and Restated Bylaws

Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.

We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.

No indemnification will be made by unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.

We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the amended and restated bylaws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

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transaction from which the director derives an improper personal benefit;

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act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payment of dividends or redemption of shares; or

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breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Resales of Unregistered Securities

On December 7, 2018, we entered into an asset sale and purchase agreement (the “Protea Purchase Agreement”) with Protea Biosciences Group, Inc. and its wholly owned subsidiary, Protea Biosciences, Inc. (“Protea”), pursuant to which we agreed to purchase the rights to any milestone payments, royalty payments, and transaction value consideration due from us to the Protea now or in the future. Pursuant to the Protea Purchase Agreement, the purchase price was $1,550,000, of which $250,000 was paid by us in cash and the remaining $1,300,000 was paid by the issuance of restricted shares of Common Stock at a price of $1.77 per share. The issuance of the shares of Common Stock to Protea was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On February 14, 2019, we entered into a Note Purchase Agreement (the “NPA”), with ADEC Private Equity Investments, LLC (“ADEC”), pursuant to which we issued to ADEC two Senior Convertible Promissory Notes in the principal amount of $1.0 million per note, resulting in gross proceeds to us of $2.0 million.

On April 2, 2019, in connection with a public offering of our Common Stock and pursuant to a Selling Agent Agreement, we issued warrants to the selling agent to purchase up to 38,848 shares of Common Stock. The warrants expire on April 2, 2024 and have an exercise price of $2.55 per share. The sale of the warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On May 13, 2019, in connection with a public offering of our Common Stock and pursuant to a Selling Agent Agreement, we issued warrants to the selling agent to purchase up to 36,815 shares of Common Stock. The warrants expire on May 9, 2024 and have an exercise price of $2.82 per share. The sale of the warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On July 22, 2019, in connection with a public offering of our Common Stock and pursuant to an Underwriting Agreement, issued unregistered warrants to the underwriter to purchase up to 200,000 shares of common stock. The warrants expire on July 17, 2024 and have an exercise price of $1.25 per share. The sale of the warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On November 13, 2019, we issued to an investor 487,168 shares of Common Stock as commitment shares in consideration for entering into an equity line agreement with us.

Between December 20, 2019 and January 9, 2020, we sold senior convertible promissory notes to investors in the aggregate principal amount of $2,942,700 and warrants to purchase an aggregate of up to 1,516,888 shares of Common Stock. We issued to the placement agent in the offering warrants to purchase an aggregate of 498,229 shares of Common Stock. The sale of the warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On July 16, 2020, we issued an aggregate of 2,912.583124 shares of Series B Convertible Preferred Stock, at a price of $7,700.00 per share, initially convertible into an aggregate of 29,125,833 shares of our Common Stock at $0.77 per share, together with Series B Warrants to purchase an aggregate of 14,562,957 shares of Common Stock at an exercise price of $0.85 per share. An aggregate of 1,975.578900 shares of Series B Preferred Stock initially convertible into 19,755,795 shares of Common Stock and related 7,379,790 Series B Warrants were issued for cash consideration, resulting in aggregate gross proceeds to us of approximately $15.2 million. In addition, the balance of an aggregate of 937.004221 shares of Series B Preferred Stock initially convertible into 9,370,039 shares of Common Stock and related Series B Warrants to purchase 4,685,040 shares of Common Stock was issued to certain investors in exchange for consideration consisting of approximately $6.9 million aggregate outstanding principal amount, together with accrued and unpaid interest thereon of approximately $0.3 million, of certain Senior Convertible Promissory Notes issued between December 20, 2019 and January 9, 2020. As additional consideration to the Exchange Investors, we also issued certain additional warrants to purchase an aggregate of 1,772,972 shares of Common Stock at an exercise price of $0.85 per share. We issued to the placement agent in the offerings warrants to purchase up to 7.0% of the aggregate number of shares of Common Stock underlying the Series B Preferred Stock sold for cash consideration in the Private Placement, or 1,377,458 shares. The issuance of these securities was made pursuant to Section 4(2) of the Securities Act, and the rules promulgated thereunder, to accredited investors.

During the period from April 6, 2020 through May 22, 2020, we sold an aggregate of 1,345,199 shares of Common Stock pursuant to an equity line agreement, from which we derived approximately $869,000 in net proceeds. The sales of these shares under the equity line agreement was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) (or Regulation D promulgated thereunder).

On January 5, 2021, in a private placement offering we sold to an investor 5,333.3333 shares of Series C Preferred Stock, which shares are convertible into an aggregate of 5,333,334 shares of Common Stock, together with warrants to purchase up to an aggregate of 10,666,668 shares of Common Stock, with an exercise price of $0.80 per share and an expiration term of five and one-half years from the date of issuance. The aggregate gross proceeds from the offering, excluding the net proceeds, if any, from the exercise of the Private Placement Warrants will be approximately $8.0 million. The issuance of these securities was made pursuant to Section 4(2) of the Securities Act, and the rules promulgated thereunder, to accredited investors.

On January 8, 2021, in connection with entering into a license agreement with a third party, we entered into a securities purchase agreement where we issued 3,290.1960 shares of Series C Preferred Stock, initially convertible into an aggregate of 3,290,196 shares of Common Stock, at an initial stated value of $750.00 per share and a conversion price of $0.75 per share. The Series C Preferred Stock issued, together with any Common Stock issuable upon conversion, were issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the registrant relating to the offering filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)
any other communication that is an offer in the offering made by the registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, filed July 13, 2016).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, filed with the SEC July 13, 2016).
3.3	Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed with the SEC December 30, 2019).
3.4
Certificate of the Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the SEC on July 20, 2020.)

3.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the SEC on August 5, 2020.)
3.6
Certificate of the Designations, Powers, Preferences and Rights of Series C 9.00% Convertible Junior Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).

3.7	Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1, filed with the SEC on July 29, 2016).
4.2	Form of Investor Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2016).
4.3	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1, filed with the SEC on July 29, 2016).
4.4
Form of Series A Warrant, dated April 11, 2017 between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017).

4.5	Form of Series A Warrant, dated June 5, 2017 (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2017).
4.6	Form of Series A-1 Warrant, dated June 5, 2017 (incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2017).
4.7	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2018).
4.8	Form of Selling Agent Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2019).
4.9	Form of Selling Agent Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2019).
4.10	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2019).
4.11	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).
4.12	Form of Warrant for Convertible Notes Offering (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-3 filed with the SEC on July 27, 2020).
4.13	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
4.14	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
4.15	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
4.16	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.17	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.18	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.19	Description of Capital Stock (incorporated by reference to Exhibit 4.19 of the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021).

5.1**	Opinion of Lowenstein Sandler LLP
10.1
Stock Purchase Agreement dated May 21, 2014 between the Registrant, Protea Biosciences Group, Inc. and its wholly-owned subsidiary, Protea Biosciences, Inc (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2016).

10.2†
Amended  and Restated AzurRx BioPharma, Inc. 2014 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2016).

10.3
Securities Purchase Agreement dated April 11, 2017 between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017).

10.4
Registration Rights Agreement dated April 11, 2017 between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017).

10.5	Form of Securities Purchase Agreement dated June 5, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2017).
10.6	Form of Registration Rights Agreement dated June 5, 2017 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017).
10.7
Sublicense Agreement dated August 7, 2017 by and between the Registrant and TransChem, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.8
Asset Sale and Purchase Agreement, dated December 7, 2018, by and between Protea Biosciences Group, Inc., Protea Biosciences, Inc. and AzurRx Biopharma, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2018).

10.9	Registration Rights Agreement, dated February 14, 2019 (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2019).
10.10
Asset Purchase Agreement, by and between AzurRx BioPharma, Inc., AzurRx BioPharma SAS and Laboratoires Mayoly Spindler SAS, dated March 27, 2019 (incorporated by reference to Exhibit 10.25 of the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019).

10.11
Patent License Agreement, by and between AzurRx BioPharma, Inc. and Laboratoires Mayoly Spindler SAS, dated March 27, 2019 (incorporated by reference to Exhibit 10.26 of the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019).

10.12†
Employment Agreement by and between AzurRx BioPharma, Inc. and James Sapirstein, dated October 8, 2019 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2019).

10.13	Securities Purchase Agreement, dated November 13, 2019 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2019).
10.14	Registration Rights Agreement, dated November 13, 2019 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2019).
10.15	Form of Note Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2019).
10.16	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2019).
10.17	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2019).
10.18†
Employment Agreement by and between AzurRx BioPharma, Inc. and Daniel Schneiderman, dated January 1, 2020 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2020).

10.19
Form of Purchase Agreement, by and among the Company and the investors set forth on the signature pages thereto, including the form of Exchange Addendum (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).

10.20
Form of Registration Rights Agreement, by and among the Company and the investors set forth on the signature page thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).

10.21†	First Amendment to 2014 Omnibus Equity Incentive Plan (incorporated by reference as Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).

10.22†	2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020).
10.23	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
10.24	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
10.25	First Wave Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
10.26#	First Wave License Agreement (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021).
10.27	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 filed with the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2016).
23.1***	Consent of Mazars USA LLP.
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

* Filed as an exhibit to the Form 10-K filed with the SEC on March 31, 2021.
 ** Previously Filed.
*** Filed herewith.

# Certain portions of this exhibit (indicated by “[*****]”) have been omitted as we have determined (1) it is not material and (2) is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Del Ray Beach, Florida on this 6th day of April, 2021.

AZURRX BIOPHARMA, INC.
By: /s/ James Sapirstein Name: James Sapirstein Title: President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Sapirstein	President, Chief Executive Officer and Director	April 6, 2021
James Sapirstein	(Principal Executive Officer)

/s/ Daniel Schneiderman	Chief Financial Officer	April 6, 2021
Daniel Schneiderman	(Principal Financial Officer and Principal Accounting Officer)

*	Chair of the Board of Directors	April 6, 2021
Edward J. Borkowski

*	Director	April 6, 2021
Charles Casamento

*	Director	April 6, 2021
Alastair Riddell

*	Director	April 6, 2021
Gregory Oaks

*	Director	April 6, 2021
Vern Lee Schramm

By: /s/ James Sapirstein
Attorney-in-Fact